EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-40494, 333-113794, 333-125056 and 333-182807 on Form S-8 and in Registration Statement No. 333-212909 on Form S-3 of Salem Media Group, Inc. of our report dated March 15, 2018 relating to the consolidated financial statements of Salem Media Group, Inc., and our report dated the same date relative to the effectiveness of internal control over financial reporting as of December 31, 2017, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Sherman Oaks, California

March 15, 2018